Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of the 1st day of June, 2005, by and between HMY ROOMSTORE, INC., a Virginia corporation (the “Company”), and CURTIS KIMBRBLL, an individual (the “Executive”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to foster the continuous employment of the Executive in the position of Chief Executive Officer and President of the Company (the “Position”), subject to the terms and conditions of this Agreement; and

WHEREAS, the Executive desires to continue making his services available to the Company and to retain the Position, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. EMPLOYMENT. The Company will continue to employ the Executive in the Position, and the Executive hereby accepts such continued employment with the Company and reappointment to the Position, subject to the terms and conditions set forth in this Agreement. Subject to earlier termination in accordance with Section 4 below, this Agreement shall continue in effect for a period of twenty-four (24) months commencing from the date hereof (the “Initial Term”). Upon the expiration of the Initial Term or any Renewal Period (as hereafter described), the term of the Executive’s employment (the “Employment Period”) under this Agreement shall automatically be extended for an additional twenty-four (24) month period (a “Renewal Period”), unless either the Company or the Executive notifies the other party in writing at least thirty (30) days prior to the expiration of the Initial Term or the then current Renewal Period that the Employment Period shall not be extended upon such expiration.

1.1 Failure to Extend by Company. In the event the Company notifies the Executive that the Employment Period shall not be extended at the expiration of the Initial Term or the then current Renewal Period in accordance with Section 1 hereof, such failure to extend shall constitute termination of this Agreement by the Company without Good Cause (as hereafter defined), and the Company and the Executive agree that the Executive shall be entitled to receive the payments described in Section 4.3.

1.2 Failure to Extend by the Executive. In the event the Executive notifies the Company that the Employment Period shall not be extended at the expiration of the Initial Term or the then current Renewal Period in accordance with Section 1 hereof, such failure to extend shall constitute termination of this Agreement by the Executive without Good Reason (as hereafter defined), and the Company and the Executive agree that the Executive shall be entitled to receive the payments described in Section 4.5.

2. POSITION AND DUTIES. During such time as the Executive is employed with the Company (the “Employment Period”), the Executive shall serve in the Position and shall have the normal duties, responsibilities and authority associated with or related to such Position, subject to the power and authority of the Board to expand or limit such duties, responsibilities and authority and to override actions of the Executive. The Executive shall report to the Board. The Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) exclusively to the business and affairs of the Company and any duty, task or responsibility assigned or given to the Executive by the Board, and the Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

2.1 Outside Directorships. In the event the Executive is invited, solicited or otherwise asked to become a director, advisor or consultant for any entity or organization of any type or function whatsoever other than the Company or its subsidiaries, the Executive shall notify the Board in writing of such invitation, the entity or organization extending such invitation and the capacity to be served by the Executive for such entity or organization. The Board shall have the sole power and authority to authorize the Executive to accept such invitation based on such criteria and standards as the Board may determine, and the Executive shall not accept such invitation without the Board’s prior written consent, which consent shall not be unreasonably withheld.

2.2 Delegation by Board. Whenever this Agreement calls for action on the part of the Board, the Board may delegate responsibility for the action to a duly appointed committee of the Board, including but not limited to, the Compensation Committee of the Board, and the Executive agrees to treat, comply with and be bound by any action taken by any committee as if the Board had taken such action directly.

3. COMPENSATION AND BENEFITS. During the Employment Period, the Executive shall be paid or receive compensation and benefits as follows:

3.1 Base Salary. The Executive will receive for his services an annual base salary (the “Base Salary”) in an amount to be determined by the Company in accordance with the salary administration program of the Company as it may from time to time be in effect. The Base Salary will be reviewed annually and may be adjusted upward or downward in the sole discretion of the Board. In no event, however, will the Base Salary be less than $317,127. The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to withholdings for applicable taxes.

3.2 Annual Bonus. For any fiscal year ending during the Employment Period, the Board may, but is not obligated to, award the Executive with an annual bonus based upon the Company’s operating results for such fiscal year (the “Annual Bonus”). The amount and timing of any such Annual Bonus shall be determined by the Board of Directors. In addition to the Company’s operating results, the Board may take into account any extraordinary, unusual or non-recurring items realized or incurred by the Company during any such fiscal year deemed appropriate by the Board in determining any Annual Bonus.

**	Note: Base salary increased to $400,000

3.3 Stock Compensation. During the Employment Period and subject to the adoption by the Company of a stock incentive plan, the Executive will be entitled to receive stock or stock option awards under the Company’s stock incentive plan in amounts and subject to such terms and conditions as determined by the Board.

3.4 Benefits. The Executive shall continue to be eligible to enroll and participate in any and all benefits plans the Company provides to its executive officers and employees including, but not limited to, medical and dental insurance coverage for the Executive and family, life insurance policy, long term disability insurance, stock options, and retirement plans and arrangements. The Executive shall receive four (4) weeks of paid vacation each year, which if not taken may be carried forward to any subsequent year; however the Executive shall not receive any compensation for any unused vacation days. Any and all benefits provided for under this Agreement shall not be included in the definition of the term “Base Salary” as such term is defined in this Agreement. All such benefits shall immediately cease and terminate upon the later of (1) the termination date of the Employment Period or (2) the expiration date of coverage for such benefits by the Company as described in Section 4; provided, that upon termination, the Executive shall have the right to elect to continue any or all of such health benefits, programs or coverage, at his sole cost and expense, in accordance with and subject to the terms and limitations set forth in the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) and the regulations promulgated in connection therewith.

3.5 Business Expense. The Company shall reimburse the Executive for the actual cost of all reasonable travel, entertainment and other business expenses incurred by the Executive in the course of performing the duties of the Position. Expenses shall be reimbursed in accordance with the standard policies and procedures of the Company in effect from time to time related to such reimbursable expenses.

3.7 Automobile Allowance. the Company shall provide the Executive with an automobile allowance in the amount of $650.00 per month to be allocated at the Executive’s discretion, or such other amount designated by the Board, and the automobile allowance shall be payable in regular installments in accordance with the Company’s general payroll practices.

4. TERMINATION; EFFECTS OF TERMINATION. This Agreement may be terminated upon the occurrence of any of the following events:

4.1 Terminable At Will. Notwithstanding any other provision of this Agreement including, but not limited to Section 1, this Agreement and the Executive’s employment with the Company or its subsidiaries shall be terminable at will at any time for any reason by either party, and this Agreement shall expire automatically when the Executive ceases to hold the Position with the Company for any reason. Upon termination under Section 4.1, the rights of the Executive to receive the monies and benefits from the Company shall be determined in accordance with the terms and provisions contained in this Section 4, and the Executive agrees that such monies and benefits are fair and reasonable and are the sole monies and benefits which shall be due to him from the Company in the event of termination under this Section 4.1.

4.2 By Company For Good Cause. Upon written notice to the Executive, the Company may immediately terminate this Agreement at any time during the Employment Period for “Good Cause” (as hereafter defined).

4.2.1 Monies and Payments to the Executive. Upon termination under Section 4.2, the Executive shall be entitled to receive any Base Salary earned and unpaid, and fringe benefits described in Section 3.3 accrued and unpaid, through the date of termination, and no other monies or benefits shall be payable or owed to the Executive under this Agreement.

4.2.2 Forfeiture of Options. Effective as of such termination date, any and all stock options, stock appreciation rights, restricted stock options, warrants and other similar rights granted to or received by the Executive under any option or incentive plan of the Company to which the Executive is participating or enrolled shall immediately be terminated and forfeited, except for such options or rights granted to or received by the Executive which have fully and completely vested prior to the termination date. Any and all options and rights to which the Executive has become fully and completely vested prior to termination date shall expire as set forth in the respective plan document or agreement granting those options and rights.

4.2.3 Good Cause Defined. For purposes of this Agreement, “Good Cause” means (i) the Executive’s conviction of, or plea of nolo contendere or guilty to, any criminal violation involving dishonesty, fraud or moral turpitude; (ii) the Executive’s gross negligence; (iii) the Executive’s willful and serious misconduct; (iv) the Executive’s breach of trust or fiduciary duty in the performance of his duties or responsibilities; (v) the Executive’s willful failure to comply with reasonable directives and policies of the Board; or (vi) the Executive’s breach of any term or provision of this Agreement.

4.3 By Company Without Good Cause. Upon thirty (30) days prior written notice to the Executive, Company may terminate this Agreement at any time during the Employment Period without Good Cause.

4.3.1 Monies and Benefits to the Executive. Upon termination under Section 4.3, file Executive shall be entitled to receive: (i) any Base Salary earned and unpaid, and fringe benefits described hi Section 3.4 accrued and unpaid, through the date of such termination; (ii) for the period subsequent to the date of termination until the Expiration Date or for one year following the date of termination, whichever period is greater, the Company will continue to pay the Executive his Base Salary in effect on the date of termination (the “Severance Payments”); (iii) any Annual Bonus for the fiscal year in which the termination occurs pro-rated through the date of the termination; provided, however, the Executive shall not receive any portion of the Annual Bonus under this Section 4.3.1 (iv) unless the Board determines in good faith that the Executive would have been entitled to receive any Annual Bonus for the fiscal year in which such termination occurred in accordance with Section 3.2; and (v) for the period subsequent to the date of termination until the Expiration Date or for one year following the date of termination, whichever period is greater, the continuation of the fringe benefits described in Section 3.4 (the “Severance Benefits”) hereof under which the Executive is participating as of the date of such termination for a period of twelve (12) months from the date of termination.

4.3.2 Payment of Monies and Benefits. The payment described in Section 4.3.1(i) shall be paid to the Executive within thirty (30) days from the date of such termination and shall be subject to withholdings for applicable taxes. The payment described in Section 4.3.1(ii) shall be paid to the Executive in regular installments commencing from the date of such termination in accordance with the Company’s general payroll practices and shall be subject to withholdings for applicable taxes, unless the Company elects to make a lump sum Severance Payment in an equivalent amount within thirty days of the date of termination. The payment described in Section 4.3.1(iii) shall be payable in a lump sum on or before April 1 following the end of the fiscal year in which the termination occurred and shall be subject to withholdings for applicable taxes. The benefits described in Section 4.3.1(iv) hereof shall be provided in accordance with the Company’s standard policies and practices.

4.3.3 Forfeiture of Options. Effective as of the termination date, any and all stock options, stock appreciation rights, restricted stock options, warrants and other similar rights granted to or received by the Executive under any option or incentive plan of the Company to which the Executive is participating shall immediately be terminated and forfeited, except for such options or rights granted to or received by the Executive which have fully and completely vested prior to the termination date. Any and all options and rights to which the Executive has become fully and completely vested prior to the termination date shall expire as set forth in the respective plan document or agreement granting such options and rights.

4.4 By the Executive for Good Reason. Within thirty (30) days following the date the Executive first learned of the occurrence of any such breach or event constituting “Good Reason” (as hereafter defined), the Executive may terminate this Agreement, upon thirty (30) days prior written notice to Company, at any time during the Employment Period for Good Reason, and if requested by Company, the Executive shall continue to work exclusively for the Company during such thirty (30) day period and allow the Company to cure such circumstances to the reasonable satisfaction of the Executive during that thirty (30) day period; provided, however, the Company shall have the right, in its sole discretion, to terminate this Agreement at any time during the thirty (30) day period upon written notice to the Executive.

4.4.1 Monies and Benefits to the Executive. Upon termination under Section 4.4, the Executive shall be entitled to receive: (i) any Base Salary earned and unpaid, and fringe benefits described in Section 3.4 accrued and unpaid, through the date of such termination or the date on which the Company terminates this Agreement during the thirty (30) day period; (ii) for the period subsequent to the date of termination until the Expiration date or for one year following the date of termination, whichever period is greater, the Company will continue to pay the

Executive his Base Salary in effect on the date of termination, less applicable withholdings (the “Severance Payments”); (iii) any Annual Bonus for the fiscal year in which such termination occurs pro-rated through the date of such termination; provided, however, the Executive shall not receive any portion of the Annual Bonus under this Section 4.4.1(iii) unless the Board determines in good faith that the Executive would have been entitled to receive any Annual Bonus for the fiscal year in which the termination occurred in accordance with Section 3.2; and (iv) continuation of the fringe benefits (the “Severance Benefits”) described in Section 3.4 under which the Executive is participating as of the date of such termination for a period of twelve (12) months from the date of termination. The Company’s obligation to provide the Executive with Severance Benefits pursuant to this Section 4.4.1 shall terminate with respect to each particular type of insurance in the event the Executive becomes employed and has made available to him in connection with such employment that particular type of insurance, so long as the insurance is substantially similar to the insurance provided by the Company.

4.4.2 Payment of Monies and Benefits. The payment described in Section 4.4.1(i) shall be paid to the Executive within thirty (30) days from the date of termination and shall be subject to withholdings for applicable taxes. The payment described in Section 4.4.1(ii) shall be paid to the Executive in regular installments commencing from the date of such termination in accordance with the Company’s general payroll practices and shall be subject to withholdings for applicable taxes. The payment described in Section 4.4.1(iii) shall be payable in a lump sum on or before April 1 following the end of the fiscal year in which the termination occurred and shall be subject to withholdings for applicable taxes. The benefits described in Section 4.4.1(iv) shall be provided in accordance with the Company’s standard policies and practices.

4.4.3 Forfeiture of Options. Effective as of the termination date, any and all stock options, stock appreciation rights, restricted stock options, warrants and other similar rights granted to or received by the Executive under any option or incentive plan of the Company to which the Executive is participating shall immediately be terminated and forfeited, except for those options or rights granted to or received by the Executive which have fully and completely vested prior to the termination date. Any and all such options and rights to which the Executive has become fully and completely vested prior to the termination date shall expire as set forth in the respective plan document or agreement granting those options and rights.

4.4.4 Good Reason Defined. For purposes of this Agreement, “Good Reason” shall exist if, without the Executive’s express written consent, the Company; (i) fails to comply with the provisions of Section 3; (ii) breaches a material term of this Agreement (iii) materially reduces, decreases or diminishes the nature, status or duties and responsibilities of the Position from those in effect on the date of this Agreement, and the reduction, decrease or diminution is not reasonably related to or the result of an adverse change in the Executive’s performance of assigned duties and responsibilities or the hiring by Company of an executive officer senior to the Executive; or (iv) requires the Executive to regularly perform the duties and responsibilities of the Position at a location which is more than fifty (50) miles from the location of the Executive’s principal place of employment. Notwithstanding the above, Good Reason shall not include the death, disability or voluntary retirement of the Executive or any other voluntary action taken by or agreed to by the Executive related to the Position or its employment with the Company or its Subsidiaries.

4.5 By Executive Without Good Reason. Upon thirty (30) days prior written notice to Company, the Executive may terminate this Agreement at any time during the Employment Period without Good Reason, and if requested by the Company, the Executive shall continue to work exclusively for the Company during that thirty (30) day period; provided, however, the Company shall have the right, in its sole discretion, to terminate this Agreement at any time during that thirty (30) day period upon written notice to the Executive.

4.5.1 Monies and Benefits to Executive. The Executive shall be entitled to receive any Base Salary earned and unpaid, and fringe benefits described in Section 3.4 accrued and unpaid, through the date of the termination or the date on which the Company terminates this Agreement during the thirty (30) day period, and no other monies or benefits shall be payable or owed to Executive under this Agreement.

4.5.2 Forfeiture of Options. Effective as of the termination date, any and all stock options, stock appreciation rights, restricted stock options, warrants and other similar rights granted to or received by the Executive under any option or incentive plan of the Company to which the Executive is participating or enrolled shall immediately be terminated and forfeited, except for the options or rights granted to or received by the Executive which have fully and completely vested prior to the termination date. Any and all options and rights to which the Executive has become fully and completely vested prior to the termination date shall expire as set forth in the respective plan document or agreement granting those options and rights.

4.6 By Company or Executive Contemporaneous with a Change in Control. In the event a Change in Control (as hereafter defined) occurs and during the period beginning three (3) months before the Change in Control and ending twenty-four (24) months after the Change in Control: (1) this Agreement is terminated by the Company or its successor without Good Cause; or (if) this Agreement is terminated by the Executive with Good Reason (in either case a “Termination Contemporaneous with a Change in Control”), the Executive shall be entitled to receive, and Company or its successor shall be obligated to pay, the monies and benefits described in this Section 4.6, and Sections 4.3 and 4.4 shall not be applicable to the Termination Contemporaneous with a Change in Control.

4.6.1 Monies and Benefits to Executive. Upon a Termination Contemporaneous with a Change in Control, the Executive shall be entitled to receive: (i) any Base Salary earned and unpaid, and fringe benefits described in Section 3.4 accrued and unpaid, through the date of the Change in Control or termination, whichever occurs later; (ii) three (3) times the Base Salary as of the date of the Change in Control or termination; (ii) any Annual Bonus for the fiscal year in which such Termination Contemporaneous with the Change in Control occurs pro-rated through the date of such Change in Control or termination, whichever occurs later; provided, however, the Executive shall not receive any portion of the Annual Bonus under this Section 4.6.1(ii) unless the Board determines in good faith that the Executive would have been entitled to receive any Annual Bonus for the fiscal year in which the Termination Contemporaneous with the Change in Control occurred in accordance with Section 3.2; (iii) continuation of the fringe benefits described in Sections 3.4 under which the Executive is participating as of the date of the Termination Contemporaneous with the Change in Control for a period of thirty-six (36) months from, the date of the Change in Control or termination, whichever occurs later; and (iv) payment of outplacement services for the Executive for a period of twenty-four (24) months from the date of the Termination Contemporaneous with the Change in Control; provided, however, the aggregate amount of any outplacement services payments shall not exceed $15,000.00 per twelve (12) month period.

4.6.2 Payment of Monies and Benefits. The payments described in Section 4.6.1(i) shall be paid to the Executive in a lump sum within thirty (30) days of the date of the Termination Contemporaneous with a Change in Control and shall be subject to withholdings for applicable taxes. The payment described in Section 4.6.1(ii) shall be payable in a lump sum on or before April 1 following the end of the fiscal year in which the Termination Contemporaneous with a Change in Control occurred and shall be subject to withholdings for applicable taxes. The benefits described in Section 4.6.1(iii) shall be provided in accordance with the Company’s or its successor’s standard policies and practices. The payments described in Section 4.6.1(iv) hereof shall be paid directly to the entity providing outplacement services to the Executive within thirty (30) days of receipt of an invoice or statement from such entity.

4.6.3 Vesting of Options. Effective as of the date of a Termination Contemporaneous with a Change in Control, any and all stock options, stock appreciation rights, restricted stock options, warrants and other similar rights granted to or received by the Executive under any option or incentive plan of the Company or its successors to which the Executive is participating or enrolled shall immediately become fully and completely vested and exercisable as if the Executive had satisfied any and all terms, conditions or requirements described or contained in such plan. In the event the Executive has not previously exercised, or does not exercise, all or any portion of those options or rights within sixty (60) days of the date of a Termination Contemporaneous with a Change in Control (the “Exercise Period”), the Executive shall be entitled to receive, and Company or its successor shall be obligated to pay, compensation for any unexercised options or rights in an amount equal to (i) the number of shares not exercised by the Executive under those options or rights multiplied by (ii) the fair market value of one share of the common stock of the Company or its successor as of the day immediately prior to the date of a Termination Contemporaneous with a Change in Control minus the exercise price of the Executive described in those options or rights (the “Option Compensation”). The Option Compensation shall be payable in a lump sum within thirty (30) days after the expiration of the Exercise Period, and shall be subject to withholdings for applicable taxes. The Executive shall take any and all actions, and execute and deliver to Company or its successor any and all agreements, certificates or instruments, necessary or required to consummate the transactions contemplated under this Section 4.6.3 including, but not limited to, the assignment, transfer or conveyance of any and all shares and rights to be acquired by the Company or its successor and the cancellation, revocation or termination of any options or rights the Executive has or may have under any such option or incentive plan.

4.6.4 Change in Control Defined. For purpose of this Agreement, a “Change in Control” shall be deemed to have occurred as of the date (i) any “person” or “group” (as such terms are used in Section 13(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities, and within one (1) year after such “person” or “group” becomes the beneficial owner of twenty percent (20%) or more of the combined voting power of the Company (the “Trigger Date”), the members of the Board immediately prior to the Trigger Date cease to constitute a majority of the Board, (ii) the consummation of a consolidation or merger of the Company in which the Company is not the surviving or continuing corporation, or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have (directly or indirectly) at least a eighty-one percent (81%) ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, except for any sale, lease exchange or transfer resulting from any action taken by any creditor of the Company in enforcing its rights or remedies against any assets of the Company in which such creditor holds a security interest.

4.6.5 Payments from Tax Implications.

(a) Gross-Up Payment. Notwithstanding anything to the contrary in this Agreement, in the event it shall be determined that any payment or distribution made, or benefit provided (including, but not limited to, Section 4.6.3), by the Company to or for the benefit of the Executive under this Agreement but determined without regard to any additional payments required under this Section 4.6.5 (each, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), or any similar excise tax, or any interest or penalties incurred by the Executive with respect to such excise tax (such tax with any such interest and penalties being collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) from the Company in an amount such that after payment by the Executive of all taxes (including any Excise Tax, income tax or payroll tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.

(b) Determination of Gross-Up Payment. Subject to the provisions of Section 4.6.5(c), all determinations required to be made under this Section 4.6.5, including a determination of the requirement for and amount of any Gross-Up Payment, shall be made by the independent public accounting firm which is then retained by the Company to audit its financial statements (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within thirty (30) business days of the date of such termination, if applicable, or such earlier time as is requested by the Company, provided that any determination that an Excise Tax is payable by the Executive shall be made on the basis of substantial authority. Any initial Gross-Up Payment shall be paid to Executive within fifteen (15) business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm meeting the requirements of this Section 4.6.5(b) shall be binding upon the Company and the Executive; subject only to payments pursuant to the following sentence based on a determination that additional Gross-Up Payments should have been made, consistent with the calculations required to be made hereunder (the amount of such additional payments, including any interest and penalties, being collectively referred to as the “Gross-Up Underpayment”). In the event the Company exhausts its remedies pursuant to Section 4.6.5(c) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Underpayment that has occurred and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. The fees and disbursements of the Accounting Firm shall be paid by the Company.

(c) Remedies to Company. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. The notification shall be given as soon as practicable but not later than ten (10) business days after the Executive receives written notice of any claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. The Executive shall not pay the claim prior to the expiration of thirty (30) days following the date on which the Executive gives notice to the Company (or any shorter period ending on the date that any payment of taxes with respect to the claim is due). If the Company notifies the Executive in writing prior to the expiration of the thirty (30) day period that the Company desires to contest the claim at the Company’s sole cost and expense and that the Company will provide the indemnification as required by this Section 4.6.5(c), the Executive shall: (1) give the Company any information reasonably requested by the Company relating to the claim; (2) take any action in connection with contesting the claim as the Company shall reasonably request in writing from time to time, including, but not limited to, accepting legal representation with respect to the claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Executive; (3) cooperate with the Company in good faith in order to effectively contest the claim, and (4) permit the Company to participate in any proceedings relating to the claim.

The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with any contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or payroll tax, including interest and penalties with respect thereto, imposed as a result of the representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.6.5(c), the Company shall control all proceedings taken in connection with the contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority with respect to the claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the claim and sue for a refund, the Company shall, unless prohibited by law, advance the amount of the payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or payroll tax, including interest or penalties with respect thereto, imposed with respect to the advance or with respect to any imputed income with respect to the advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due shall be limited solely to such contested amount, unless the Executive agrees otherwise. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable, under this Agreement and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) Refund of Excise Tax to Company. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4.6.5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 4.6.5(c) hereof) promptly pay to the Company the amount of such refund, together with any and all interest paid or credited thereon after taxes applicable thereto. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4.6.5(c) hereof a determination is made that the Executive shall not be entitled to any refund with respect to the claim and the Company does not notify the Executive in writing of its intent to contest the denial of refund prior to the expiration of thirty (30) days after the determination, then any obligation of the Executive to repay the advance shall be forgiven and the amount of the advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company.

4.7 As a Consequence of Death or Disability. If the Executive dies while employed by the Company, the Company will continue to pay the Executive’s estate his Base Salary through the end of the sixth calendar month following the month in which his death occurs. If the Executive becomes “disabled” (as defined below), the Company may give the Executive written notice of its intention to terminate the Executive’s employment, in which event the Executive’s employment with the Company will terminate on the thirtieth day after receipt of the notice by the Executive.

For purposes of this Section 4.7, the Executive is “disabled” if he is unable to perform substantially all of his duties and responsibilities under this Agreement or as otherwise directed by the Board, which disability lasts for an uninterrupted period of at least 180 days or a total of at least 240 days out of any consecutive 360 day period, as a result of the Executive’s incapacity due to physical or mental illness (as determined by the opinion of an independent physician selected by the Company).

4.8 Execution of Release by the Executive. The Company shall not be obligated to pay any portion of the monies and benefits described in this Agreement, if any, unless and until the Executive shall have executed and delivered to the Company a release of all claims against the Company and its subsidiaries and their respective shareholders, partners, member, directors, managers, officers, employees, agents and attorneys, arising out of or related to any act or omission which occurred on or prior to the date on which this Agreement was terminated, in form and substance reasonably satisfactory to the Company.

5. POST-EMPLOYMENT DUTIES. For a period of three (3) years following the termination of this Agreement, the Executive shall: (i) fully and truthfully cooperate and assist the Company and its subsidiaries, to the fullest extent possible, in any and all issues, matters, legal proceedings or litigation related to or associated with the business, management or operation of or any other matter involving the Company or its subsidiaries in any way or of any nature whatsoever arising from, related to or connected with any period in which the Executive was employed by or otherwise provided services to the Company or its subsidiaries or in which the Executive has or may have past knowledge, information or experience or applicable expertise; and (ii) fully cooperate, assist, participate and work with the Company or its Subsidiaries on any and all issues or matters for which the Company or its subsidiaries may seek his cooperation, assistance, participation, involvement or consultation. This assistance shall be provided at the times and dates which shall not unreasonably interfere or conflict with the Executive’s then current employment. The Company shall reimburse the Executive for any and all actual costs and expenses reasonably incurred by the Executive in providing this assistance in accordance with the standard policies and procedures of the Company in effect from time to time related to reimbursable expenses.

6. CONFIDENTIAL INFORMATION. The Executive acknowledges that he will have access or be privy to certain confidential business and proprietary information of the Company and its Subsidiaries as a result of the Executive’s employment with the Company or its subsidiaries. Confidential information may include, but is not limited to, business decisions, plans, procedures, strategies and policies, legal matters affecting the Company and its subsidiaries and their respective businesses, personnel, customer records information, trade secrets, bid prices, evaluations of bids, contractual terms and arrangements (prospective purchases and sales), pricing strategies, financial and business forecasts and plans and other information affecting the value or sales of products, goods, services or securities of the Company or its subsidiaries, and personal information regarding employees (collectively, the “Confidential Information”). The Executive acknowledges and agrees the Confidential Information is and shall remain the sole and exclusive property of the Company or its Subsidiary. The Executive shall not disclose to any unauthorized person, or use for the Executive’s own purposes, any Confidential Information without the prior written consent of the Board, which consent may be withheld by the Board at its sole discretion, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions. The Executive agrees to maintain the confidentiality of the Confidential Information after the termination of the Executive’s employment; provided, further, that if at any time the Executive or any person or entity to which the Executive has disclosed any Confidential Information becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Executive shall provide the Company with prompt, prior written notice of such requirement so the Company, in its sole discretion, may seek a protective order or other appropriate remedy and/or waive compliance with the terms hereof. In the event that a protective order or other remedy is not obtained or the Company waives compliance with the provisions of this Agreement, the Executive shall ensure that only the portion of the Confidential Information which the Executive or that person is advised by written opinion of the Company’s counsel that the Executive is legally required to disclose is disclosed, and the Executive further covenants and agrees to exercise reasonable efforts to obtain assurance that the recipient of any Confidential Information shall not further disclose that Confidential Information to others, except as required by law, following such disclosure. In addition, the Executive covenants and agrees to deliver to the Company upon termination of this Agreement, and at any other time as the Company may request, any and all property of the Company including, but not limited to, keys, computers, credit cards, company car, memoranda, notes, plans, records, reports, computer tapes, printouts and software, Confidential Information in any form whatsoever, and other documents and data (and copies thereof) and relating to the Company or any subsidiary which he may then possess or have under his control or to which the Executive had access to or possession of in the course of such employment.

7. COVENANT NOT TO COMPETE, SOLICIT OR DISPARAGE. The Executive hereby agrees that for a period of two (2) years following the expiration or termination of this Agreement (the “Non-Compete Period”), the Executive shall not: (i) directly or indirectly, either individually or for any other person or entity (whether as an officer, director, employee, owner, stockholder, consultant, agent, advisor, general partner, limited partner, member, manager, or otherwise), or as a part of a group, own, operate, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with any part of the business presently engaged in by the Company within any geographical area in which the Company engages or has proposed to engage in such business (or solicit any person to engage in any of the foregoing activities); (ii) directly or indirectly, individually or for any other person or entity induce or attempt to induce any employee of the Company to leave the employ of the Company, hire any person who is an employee of the Company as of, or immediately prior to, the time of the hiring, or induce or attempt to induce any manufacturers’ representative, customer, supplier, licensee, agent or any other person or entity having a business relationship with the Company to cease doing business with or reduce the volume of its business with the Company; or (iii) initiate, participate or engage in any communication whatsoever with any current or former customer, supplier, vendor or competitor of the Company or its subsidiaries or any of their respective shareholders, partners, members, directors, managers, officers, employees or agents, or with any current or former shareholder, partner, member, director, manager, officer, employee or agent of the Company or its subsidiaries, or with any third party, which communication could reasonably be interpreted as derogatory or disparaging to the Company or its subsidiaries, including but not limited to the business, practices, policies, shareholders, partners, members, directors, managers, officers, employees, agents, advisors and attorneys of the Company or its Subsidiaries. Provided, however, nothing herein shall prohibit the Executive from being a passive owner of or controlling, directly or indirectly, of not more than five percent (5%) in the aggregate of the outstanding stock of any class of a corporation which is publicly traded and which competes in the business of the Company so long as the Executive has no direct or indirect participation in the management of such corporation. The Executive acknowledges that the foregoing restriction is reasonable in all respects and that there is no less restrictive provision in terms of duration, prohibited activities or geographic area which would adequately protect the Company’s assets and other legitimate business interests. For the purposes of the foregoing, a business shall be deemed to be competing with the business of the Company if that business (a) operates retail furniture stores that sell living room, dining room, bedroom, or entertainment room furniture, and (b) more than ten percent (10%) of those stores are located within the same markets as those stores operated by the Company. Notwithstanding the foregoing, in the event any part of this covenant set forth in this provision shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, the Executive and the Company hereby agree that such invalid, illegal or unenforceable provision or section hereof shall be severed from this Agreement without affecting the remaining portions hereof in any manner. In the event any portion of this provision related to the time or geographical area restrictions of this Agreement shall be declared by a court of competent jurisdiction to exceed the maximum time or geographical area restrictions the court deems reasonable or enforceable, said time or geographic area restriction shall be deemed to become and thereafter shall be the time or geographic area which the court shall deem reasonable and enforceable.

8. ARBITRATION.

8.1 Except as provided in Section 8.3, the Executive and the Company acknowledge and agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination of this Agreement, shall be settled by binding arbitration unless otherwise required by law, to be held in Richmond, Virginia in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in the dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The party against whom the arbitrator(s) shall render an award shall pay the other party’s actual and reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator(s) shall determine that under the circumstances recovery by the prevailing party of all or a part of any fees and costs and expenses would be unjust.

8.2 The arbitrator(s) shall apply Virginia law to the merits of any dispute or claim, without reference to rules of conflicts of law. The Executive herby consents to the personal jurisdiction of the state and federal courts located in Virginia for any action or proceeding arising from or relating to any arbitration in which the parties are participants.

8.3 The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

8.4 THE EXECUTIVE HEREBY CONFIRMS HE HAS READ AND UNDERSTANDS THIS SECTION 8, WHICH DISCUSSES ARBITRATION, AND UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, HE AGREES, EXCEPT AS PROVIDED IN SECTION 8.3; TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION OF THIS AGREEMENT TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF HIS RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF HIS RELATIONSHIP WITH THE COMPANY.

9. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address indicated below:

To Executive:	Curtis Kimbrell

/s/ Curtis Kimbrell

To Company:	HMY RoomStore, Inc. 12501 Patterson Ave.

subsidiaries and their respective successors, assigns, administrators, receivers, trustees and representatives.

15. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16. MULTIPLE COUNTERPARTS. This Agreement may be executed in two or more counterparts,. each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17. FEES AND EXPENSES. All costs and expenses incurred by either party in the preparation, negotiation or performance of this Agreement shall be borne solely by the party incurring the expense without right of reimbursement.

18. FURTHER ASSURANCES. The Executive and the Company covenant and agree that each will execute any additional instruments and take any actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purpose of this Agreement.

19. CONSTRUCTION. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Executive and the Company, and no presumption or burden of proof shall arise favoring or disfavoring either by virtue of the authorship of any of the provisions of this Agreement.

20. SURVIVAL. The Executive and the Company agree that the terms and conditions of Sections 4 through 15 (inclusive), 19, 20 and 21 of this Agreement shall survive and continue in full force and effect, notwithstanding any expiration or termination of the Employment Period or this Agreement.

21. ENTIRE AGREEMENT. This Agreement contains and constitutes the entire agreement between the Executive and the Company and supersedes and cancels the Employment Agreement between the parties dated December 15, 2004 and any prior agreements, representations, warranties, or communications, whether oral or written, between the Executive and the Company relating to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement as of the date first above written.

“COMPANY”	HMY RoomStore, Inc., a Virgina corporation

By:
Robert Shaffner Chairman of the Board

“EXECUTIVE”	/s/ Curtis Kimbrell
CURTIS KIMBRELL, an individual

1681949

**	Note: This contract automatically renewed on June 1st 2007